NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 05, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 25, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the terms under AXIOS Sustainable Growth Acquisition Corporation's prospectus filed on February 17, 2022, the units will no longer trade, and that the Class A ordinary shares, warrants comprising and rights, which comprise the Units, will commence separate trading on March 25, 2022. This is a mandatory and automatic separation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 25, 2022.